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                                                                    EXHIBIT 23.6

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 17, 1999, with respect to the consolidated financial statements and schedule of AFC Cable Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1998 filed with the Securities and Exchange Commission, incorporated by reference in the Proxy Statement of AFC Cable Systems, Inc. that is made a part of the Registration Statement (Form S-4) and Prospectus of Tyco International Ltd. for the registration of approximately 6,584,600 Tyco common shares.

                                          /s/ ERNST & YOUNG LLP
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Providence, Rhode Island
September 23, 1999